YTB International’s Canadian Kick-Off Meetings
Attract More than 3,000 Attendees

Red Carpet Events in Vancouver and Toronto Launch YTB into Canada

WOOD RIVER, IL - (February 21, 2008) - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading international provider of Internet-based travel booking services for home-based independent RTAs, announced today that its two Canadian Kick-Off Meetings were a huge success. The first meeting, held on February 9, 2008 in Vancouver, had more than 1,000 attendees. A second event in Toronto, held on February 16, 2008, exceeded all expectations, with more than 2,200 people in attendance to learn more about the opportunities YTB offers in Canada.

Both meetings were led by YTB’s founders, Lloyd “Coach” Tomer and Scott Tomer, along with Andy Cauthen, COO of YTB and other YTB executives. The enormous crowds that gathered in both cities learned more about how to become part of the YTB organization and all it offers its affiliates and reps throughout Canada.

“While we always expect the best, we were amazed by the enthusiasm and overwhelming interest shown by the people that attended our Canadian Kick-Off Meetings. They truly embodied the YTB spirit, showing the desire to take charge of their own financial futures,” said Coach Tomer, Chairman and Founder, YTB International.“After our positive experiences in Bermuda and the Bahamas, it was great to see such high levels of excitement in Canada. We look forward to adding all of our new Canadian friends to the ever-growing YTB family.”

The Company held the Kick-Off Meetings to inform and educate attendees about the opportunities associated with being a part of YTB. These sessions gave YTB leadership the opportunity to bring their friends and family who they believe would benefit from the opportunities that YTB offers. Such friends and relatives were able to meet YTB’s founders, ask questions, and learn more about how YTB works.

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.
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Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233